Exhibit 10.72

LEASE AGREEMENT OFFICE ACCOMMODATION
and other commercial accommodation within the meaning of article 7:230a of the Dutch Civil Code
Execution Copy
Model established by the Real Estate Council (ROZ) on 30 July 2003.

Reference to and the use of this model are only permitted if the text filled in, added or amended is clearly recognisable as such. Additions and amendments should preferably be incorporated under the heading “special conditions”.

All liability for detrimental consequences of the use of the model is hereby expressly excluded by the ROZ

THE UNDERSIGNED

Stichting Centre for Human Drug Research, based in Leiden, at Zernikedreef 8 (2333 CL), listed in the trade register under number 41167480, represented by Mr A.F. Cohen, hereafter referred to as "the lessor",

and

Promasys B.V., a private company with limited liability, with its registered seat in Leiden, at Zernikedreef 8 (2333 CL), listed in the trade register under number 28101225, turnover tax number NL 813137561.B01, represented by Mr A.F. Cohen, hereafter referred to as "the lessee",

HAVE AGREED

1.	The leased space, designated use

1.1.

The lessor leases to the lessee and the lessee leases from the lessor the commercial accommodation, located at Zernikedreef 8 in (2333 CL) Leiden, recorded in the land register as Municipality of Leiden, section XX, number 4466, consisting of:

	a.	26.4 m² office accommodation on the third floor on the north side;

	b.	a parking space in the car park of the lessor;

hereafter referred to as: "the leased space".

1.2.	The leased space will only be designated by or on behalf of the lessee to be used as office accommodation and parking space.

1.3.	Without the lessor's prior written permission the lessee is not permitted to give another designation to the leased space than as described in .

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Initials lessor:	Initials lessee:
Draft Houthoff Buruma dated 21-10-2013

2.	Conditions, partially applicable

2.1.

The “GENERAL TERMS AND CONDITIONS FOR THE LEASE OF OFFICE ACCOMMODATION and other commercial accommodation within the meaning of article 7:230A of the Dutch Civil Code’, filed at the registry of the District Court in The Hague on 11 July 2003 and registered there under number 72/2003, form part of this agreement, hereafter referred to as "general conditions" (annex 1). The lessee and the lessor have received a copy of the general conditions.

2.2.	Only clause 19 of the general conditions (turn-over tax) and the clauses of the general conditions that are expressly referred to in this agreement are applicable.

3.	Duration, extension and termination

3.1.	This agreement has been entered into for a period of 5 years, commencing on 1 November 2013 and continuing up to and including 31 October 2018.

3.2.	After the expiry of the period referred to in this agreement will be continued for consecutive periods of always 1 year.

3.3.	Termination of this agreement is to be effected by notice of termination with effect from the end of a rental period, subject to a notice period of at least 6 months.

3.4.	Notice of termination must be given by bailiff’s service or by registered letter.

4.	Rental, turnover tax, rent review, payment obligation, payment period

4.1.	The initial rent of the leased space is €5,100 per annum (excluding turnover tax). In words: five thousand one hundred euros, excluding turnover tax.

4.2.	The parties agree that the lessor will charge turnover tax on the rental

4.3.

The lessee and the lessor make use of the possibility to refrain, on the basis of article 11, paragraph 1, part b, under 5 of the Dutch Turnover Tax Act 1968 in conjunction with article 6a of the Dutch Turnover Tax (Implementation) Decree 1968, from submitting a joint option request for a rental subject to turnover tax. By signing the lease agreement, also for the benefit of the legal successor(s) of the lessor, the lessee declares that it will use the leased space or cause them to be used continuously for purposes for which a complete or virtually complete deduction of turnover tax is available under article 15 of the Dutch Turnover Tax Act 1968. In clause 19.2 of the general conditions "Information Note 45, order of 24 March 1999, no. VB 99/571", is to be read as: "article 11, paragraph 1, part b, under 5 of the Dutch Turnover Tax Act 1968 in conjunction with article 6a of the Dutch Turnover Tax (Implementation) Decree 1968".

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Initials lessor:	Initials lessee:
Draft Houthoff Buruma dated 21-10-2013

4.4.	The financial year of the lessee runs from 1 January up to and including 31 December.

4.5.

The rental is reviewed annually as of 1 January and for the first time as of 1 January 2015 in accordance with clauses 9.1. - 9.4 of the general conditions. In clause 9.1 of the general conditions the year "2000" is to be read as the year "2006".

4.6.

The amount the lessee owes for the additional supplies and services to be provided by or on behalf of the lessor will be determined in accordance with clause 16 of the general conditions. A system of advance payments with subsequent settlement will be applied to this payment, as stated in clause 16.

4.7.1.	The payment obligation of the lessee consist of:

	a.	the rental;

	b.	the turnover tax due on the rental;

	c.	the advance on the payment for the additional supplies and services to be provided by or on behalf of the lessor together with the turnover tax due on that.

4.7.2.

The lessee is no longer obliged to pay turnover tax on the rental if the lessor may no longer lease the leased space subject to turnover tax, while the parties had agreed to do so. If this is the case, the payments referred to in clause 19.3.a of the general conditions will replace the turnover tax and the payment referred to in clause 19.3.a under I will be determined at a percentage to be decided on later of the rental applicable at the moment the option expires.

4.8.	On commencement of the lease agreement the payments for every payment period of 3 calendar months are:

	a.	the rental	€ 1,275

	b.	the advance payment for additional supplies and services provided by or on behalf of the lessor	€ 318.75

	c.	VAT	€334.69

	Total:		€ 1928.44

In words: one thousand nine hundred twenty-eight euros and forty-four eurocents.

4.9.

Taking into account the date of commencement of the lease, the first payment of the lessee is related to the period from 1 November 2013 up to and including 31 December 2013 and the amount due for this first period is €1,062.50. This amount is excluding 21% turnover tax.

The lessee will pay this amount before or on 30 November 2013.

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Initials lessor:	Initials lessee:
Draft Houthoff Buruma dated 21-10-2013

4.10.

The periodical payments to be made under this lease agreement by the lessee to the lessor as detailed in are to be paid in one sum, in advance, in euros and must be paid in full before or on the first day of the period to which the payments are related.

4.11.	Unless otherwise stated, all amounts stated in this lease agreement and the general conditions which form part of it, are exclusive of turnover tax.

5.	Supplies and services

5.1.	The parties agree that the additional supplies and services to be provided by or on behalf of the lessor are:

	a.	the use of common areas and facilities, such as meeting rooms, auditorium, canteen, coffee machine, visitor parking spaces;

	b.	the use of reception desk service, desk staff and access control of visitors;

	c.	the provision of at the most eight units rack space in the lessor's data centre;

	d.	supply of electricity, heating and light;

	e.	supply of cable network and wireless network.

6.	Special conditions

Parking pass

6.1.	The lessor provides the lessee with an (extra) access pass for the parking facility located behind the CHDR building.

Installation of servers

6.2.

For its own account and risk the lessee will have servers installed by Omnicomm Systems Inc. ("Omnicomm") for data storage and web hosting. It also installs two circuits for internet and VOIP. OmniComm will manage these servers. These systems do not form part of the leased space. If OmniComm requires physical access to the data centre for maintenance of the servers, the IT department of the lessor will provide this access and offer support.

Furniture

6.3.

The leased space has been furnished with three desks, three office chairs, one table with four chairs and two cupboards. This furniture does not form part of the leased space. The lessee is to use the furniture as a good lessee and leave it behind in good condition at the end of the lease agreement, all this subject to wear and tear and ageing as a result of normal use.

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Initials lessor:	Initials lessee:
Draft Houthoff Buruma dated 21-10-2013

Demonstration space

6.4.

The lessor is prepared to offer the lessee the opportunity (space and facilities) to set up and maintain a temporary demonstration space for OmniComm’s software products, in particular Promasys, TrialOne and TrialMaster. The parties will make further arrangements on this matter on an ad hoc basis.

Insurance

6.5.

The lessee is obliged to take out and maintain adequate insurance cover against damage of the leased space. A copy of the insurance policy of the lessee has been attached to this lease agreement as annex 2. Should the lessor so demand, the lessee will submit proof of payment to the lessor which shows that the insurance payments for a period specified by the lessor have been paid by the lessee.

Delivery of the lease premises at the end of the lease

6.6.

The leased premises shall be handed back by the lessee to the lessor at the end of the lease or the end of the lessee's use in the condition which might reasonably be expected from a well-maintained property of the type to which the lease relates, without defects, unless otherwise agreed in writing, and subject to normal wear and tear and ageing.

Agreed and signed in duplicate

[place]	[date]	[place]	[date]

/s/ A.F. Cohen		/s/ A.F. Cohen
(signature lessor)		(signature lessee)

Annexes:
–	general conditions;
–	insurance policy of the lessee dated 1 November 2013 (to be added as soon as available).

Separate signature(s) of the lessee(s) (each) acknowledging receipt of a copy of the GENERAL TERMS AND CONDITIONS FOR LEASE OF OFFICE ACCOMMODATION and other commercial accommodation within the meaning of article 7:230A of the Dutch Civil Code, as specified in 2.1.

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Initials lessor:	Initials lessee:
Draft Houthoff Buruma dated 21-10-2013